Exhibit 10.5

Cargo Transportation Agreement

Party A: [*] (shipper)

Address:

Legal representative:

Email:

Party B: Ningbo Haoxin International Logistics Co., Ltd. (carrier)

Address: Building 9, No. 3 Wanquan Road, Xiapu, Beilun District, Ningbo City

Legal representative:

Tel: 18867630988

Email:

Party A conducts an open tender for the transportation of goods, and based on the success of Party B, both parties, based on the principle of equal cooperation and mutual benefit, and in accordance with the “Civil Code of the People’s Republic of China” and other laws and regulations, have reached the following agreement on the transportation of goods through friendly negotiation, hereby sign this contract so that both parties can abide by it. This contract is signed in [location].

i. Party B’s transportation routes and freight accounting basis and standards

1. See the attachment for transportation routes and freight rates.

2. Accounting basis: The name, type, specification, weight, quantity, consignee and its contact information, delivery location, etc. of the specific goods for each business are subject to the receipt certificate corresponding to the business signed by the customer.

ii. The rights and responsibilities of both parties

1.Party A’s rights and responsibilities

(1) The goods and products consigned by Party A conform to relevant national laws, regulations and standards.

(2) The goods and products consigned by Party A must truthfully provide the name, number of pieces, tonnage, consignee and delivery address.

(3) Party A should actively do a good job in the communication and coordination of Party B’s vehicles in Party A’s factory area and the loading and unloading, cargo damage and other related matters after arrival.

(4) Party A shall settle the transportation cost to Party B according to the terms stipulated in this contract.

(5) According to business needs, Party A can arrange for the delivery of its own vehicles within the contract execution area.

(6) Party A has the right to punish Party B’s breach of contract or violation of regulations, deduct security deposit, terminate the contract, etc. in accordance with the contract or the documents confirmed by both parties.

2. Party B’s rights and responsibilities

(1) Party B undertakes to strictly abide by the rules and regulations of Party A and the contract, agrees that Party A shall manage Party B in accordance with the contract and the documents confirmed by both parties, and has the right to report or assess the breach of contract or violation of Party B during the performance of the contract.

(2) Without the consent of Party A, Party B shall not reload, reverse, join, transfer, or load other products; it is strictly forbidden to carry flammable and explosive dangerous goods in the goods, and mix the prohibited, harmful and toxic goods stipulated by the state. , corrosion and other items that affect food safety.

(3) The transportation vehicles provided by Party B for Party A must meet the requirements of Party A’s models, and ensure that the carriages are clean, hygienic, free of dirt, water, residue, and odor. The transportation process should meet the requirements of the Food Safety Law.

(4) Party B’s refrigerated vehicles to carry Party A’s products must be equipped with a mobile temperature control locator designated by Party A (the mobile temperature control locator equipment and service costs are directly deducted from Party B’s freight), and the transportation process must comply with Party A’s hygiene, temperature and Time requirements, Party B must ensure that the products shipped meet the temperature requirements of the product label.

Before carrying the products of Party A, Party B must pre-cool the vehicle. When loading, the temperature of the compartment should be below 7 °C. At the same time, Party B is responsible for the temperature of the loaded products. The temperature of frozen products is -15 °C and below, and the temperature of chilled products is below -4 °C ~ 0 °C before loading. During transportation, Party B must ensure that the temperature of chilled products is -4°C ~ 0°C, and the temperature of frozen products is below -15°C.

(5) Party B shall send a special person to be responsible for the arrangement of its vehicles for transporting Party A’s goods, and inform Party A of the dispatching vehicle and the contact number of the driver on the same day. Party B shall go through relevant procedures as required by Party A when carrying the goods of Party A. Party B shall be responsible for the loss in case of inconsistency or incompleteness of the accompanying ticket due to Party B’s reasons, resulting in the seizure and destruction of the products.

(6) After the goods arrive at the destination, the consignee will check and accept it. After the acceptance is correct, Party B needs to sign the “Product Shipping List” or “Consignment Note”, and will sign and seal the “Product Delivery List” or “Consignment Note” by the office or the receiving customer. “Product Shipping List” or “Consignment Note” signed copy and other relevant procedures are brought back to Party A’s designated personnel. Party B shall be responsible for the excessive loss incurred during the shipping process.

(7) When there is a quality problem in the product carried by Party B, it must be pulled to the designated place according to the requirements of Party A, and Party B is prohibited from handling or selling it without permission. If the loss is caused by Party B, the amount of the loss shall be fully borne by Party B，Party A reserves the right to pursue legal responsibilities as the case may be.

(8) In order to ensure the safety of the goods and avoid heavy losses caused by accidents, Party B shall provide effective cargo insurance with the insured amount equal to the value of the goods. Otherwise, Party A has the right to handle cargo insurance on behalf of Party B. The insurance fee shall be deducted by Party A according to 1% of Party B’s total freight, with a minimum of RMB 5, and more than RMB 5 shall be charged in multiples of RMB 5. In case of aggregated settlement in the same settlement account, the insurance premium shall be deducted from the aggregated amount.

(9) Without the consent of Party A, Party B shall not transfer its winning business to other units or individuals.

(10) Regardless of the circumstances, Party B promises and agrees to waive the right to lien on the goods delivered by Party A to be carried by Party B.

iii. Matters related to the delivery of goods

1. The place and time of departure of the goods shall be subject to the place and time designated by Party A.

2. Delivery method of the goods: Party B should carefully order the goods, inspect the goods, and sign for receipt on the relevant documents when loading the goods. It is required to sign the full name and the handwriting should be clear. The transportation task shall be delivered to Party A within 7 days after the occurrence of the transportation task, otherwise the resulting losses (including the inability to settle the freight) shall be borne by Party B.

3. The transportation destination, delivery route, arrival time, consignee and contact information are subject to Party A’s WeChat, email and other notifications.

iv. Shipping standards and liability for breach of contract

1. Dispatch time

(1) Party A shall issue the customer order delivery plan to Party B through WeChat and email every day, indicating the delivery time required by the customer order, product shipment requirements, customer delivery location, contact phone number and other requirements.

(2) Party A’s requirements for the time limit for Party B to dispatch vehicles are as follows:

①For frozen product orders, Party B shall transmit the information of the carrier vehicle to the personnel designated by Party A within 24 hours after receiving the order or notification, and dispatch the vehicle to the loading location within 36 hours.②For fresh product orders, Party B shall transmit the carrier vehicle information to Party A’s designated personnel within 6 hours after receiving the order or notification, and dispatch the vehicle to the loading location within 24 hours.

(3) If Party B fails to meet the above time limit requirements, if it affects the arrival time, all losses caused to Party A shall be borne by Party B; The arrival time of the vehicle is subject to the time when the delivery personnel of Party A’s customer warehouse receives the delivery note from Party B.

2. Order fulfillment

(1) During the validity period of the contract, Party B’s transportation tasks are subject to Party A’s receipt of the order from the Group’s Purchasing Center. For the transportation tasks arranged by Party A, Party B must accept 100% and organize transportation in a timely manner according to Party A’s requirements, and shall not refuse.

(2) If Party B’s refusal to carry, lack of car, serious overtime and other reasons affect the normal delivery of Party A, Party A has the right to arrange its own vehicles and third-party vehicles for transportation. , Party A has the right to directly deduct it from the contract deposit, and pay liquidated damages at twice the above standard during the peak shipping season (15 days before the Mid-Autumn Festival and 30 days before the Spring Festival).

(3) If the traffic volume surges due to force majeure factors (excluding festivals and peak seasons), and exceeds the average traffic volume of the last three months by more than 100%, the excess part will not be assessed.

(4) If the product is not fully loaded due to Party B’s reasons, Party B must distribute the vehicle within the specified time, otherwise Party A has the right to arrange its own vehicle and third-party vehicle for transportation, and Party B shall bear the penalty of RMB 500 per time.

(5) If the vehicles dispatched by Party B do not match the order, resulting in surplus goods, if Party B adopts deceptive means to transport the surplus goods out of the factory and stranded or store them privately, Party B shall pay Party A a one-time liquidated damages of RMB 20,000, and Party B shall bear the full amount of the losses.

(6) Party B’s vehicles must be delivered to the factory in time after they are installed. Due to Party B’s reasons, if the vehicles stay in or outside the factory for a long time after they are installed, Party B shall pay Party A a penalty of RMB 20,000 each time they are found, and shall be responsible for the resulting damages. For the losses of Party A and the consignee, Party A has the right to terminate the contract and deduct the contract deposit if the circumstances are serious.

3. Temperature control

(1) In order to ensure the quality of Party A’s products, the vehicles sent by Party B must meet the product transportation requirements in Party A’s contract.

(2) Party B must be equipped with a temperature recording device as required during the transportation process. The relevant vehicle transportation temperature records are required to be archived for one year, and the temperature record data shall be effectively saved at the end of each transportation cycle.

4. Delivery time

(1) Delivery time refers to the transit time after Party B picks up the vehicle and loads the goods. In order to ensure that the customer’s order can be delivered on time, the average speed of Party B’s transport vehicle is required to be greater than or equal to 60 kilometers per hour. Pay RMB 500 per day liquidated damages to Party A and bear the loss of the goods rejected.

(2) If Party B encounters time delay caused by force majeure during transportation, Party B shall notify Party A as soon as possible and take corresponding remedial measures, and promptly inform Party A of the progress of remedial measures.

5. Product delivery

(1) Party A guarantees that the products entrusted by Party B to be transported are not prohibited items that are expressly prohibited by the state. In order to ensure the accurate delivery of Party A’s customer orders, the driver of Party B’s delivery vehicle must confirm the quantity and quality of the loaded products, and communicate with the loading factory The cargo personnel jointly sign on the delivery note to confirm that after Party B’s delivery vehicle leaves the loading plant, all losses incurred shall be borne by Party B.

(2) Party B shall notify Party A of the approximate arrival time after the departure of the train, so that Party A can make preparations for receiving the goods. The delivery driver shall confirm the quantity of the delivered products together with the receiving personnel of Party A’s arrival factory when delivering the goods. , quality, and check with the delivery order, the product delivery is subject to the product variety, quantity and quality accepted by the customer. If the quantity of goods exceeds the order quantity, Party B shall contact Party A in time, and determine the specific disposal opinions after Party A communicates with the customer. For the products, Party A shall punish Party B in the amount of twice the sales price of the excess goods.

(3) Party B’s delivery driver shall go through the delivery procedures with Party A’s customer, and after delivery is completed, Party A’s customer shall be required to sign on the receipt and related documents according to the actual delivery situation.

(4) If Party B fails to deliver the goods to other locations by mistake according to the place specified in the order or to the consignee by mistake, Party B shall bear the economic losses and all expenses caused thereby.

(5) If the customer’s warehouse is full and cannot be unloaded and received on time, Party B should contact Party A in time, and Party A has the obligation to actively coordinate and solve the problem.

(6) After loading the goods carried by Party B, Party B must check whether all the formalities required for the vehicle (including but not limited to inspection and quarantine certificates, factory inspection reports, delivery documents, etc.), verify that the goods and documents are consistent, and carry them with the vehicle, keep them properly, and hand them over accurately.

(7) Party A has the obligation to coordinate and solve the problem of the goods in transit or the customer refuses to accept the goods due to incomplete formalities with the vehicle, but all economic losses arising therefrom shall be borne by Party B.

6. Receipt time

(1) The time of receipt refers to the time from when Party B receives the order from Party A’s customer to the time when the delivery receipt is returned to Party A’s finances. Party B is required to hand over the receipt and other relevant documents to the person designated by Party A in a timely manner, and go through the receipt handover procedures.

(2) Party B is obliged to assist in the formalities if the delivery driver of Party B loses the receipt and other relevant documents for whatever reason, but all economic losses caused thereby shall be borne by Party B and compensate RMB 100 per copy.

7. Party B shall meet the requirements of vehicle sanitation and transportation conditions as required by Party A. Party B shall pay a penalty of RMB 500 each time it is found to be unqualified. During the safe summer period (April 1-September 30), the liquidated damages will be paid at twice the above standard.

8. During the whole process of transportation, Party B shall ensure that the products in the carriage meet the marked temperature requirements (special requirements shall be implemented according to Party A’s regulations), otherwise, it shall be dealt with as a breach of contract. From September 1st to September 30th), the liquidated damages shall be paid twice as much as the above standard, and all kinds of losses arising therefrom shall be borne by Party B.

9. If Party B arranges for the vehicle to be inspected and the temperature does not meet the standard, if it meets the acceptance conditions of Party A’s review and acceptance, Party B shall pay Party A a penalty of RMB 1,000 per vehicle and bear the loss of price reduction; if it does not meet the acceptance conditions of Party A and is rejected, the All kinds of losses arising from this shall be borne by Party B.

10. Party B entrains flammable and explosive dangerous goods in the goods, and mixes the prohibited, harmful, toxic, corrosive and other items that affect food safety stipulated by the state, resulting in various losses of Party A and the consignee and legal All risks are borne by Party B, and Party A has the right to deduct the full contract deposit from Party B.

11. For mass quality accidents caused by Party B, in addition to compensating for Party A’s losses, Party B will list the vehicles that Party B caused mass quality accidents on the Shuanghui Logistics Blacklist.

12. Party B shall deliver the products to Party A’s receiving customers on time and without error. If Party B cannot deliver the goods to the customer within the specified time, it shall promptly notify Party A and seek Party A’s opinion. If it is overdue, Party B must bear the losses caused by Party A and the consignee; if the consignee refuses to accept the goods due to overdue, Party B shall be responsible for all kinds of losses.

13. Party B must ensure the quality and quantity, timely deliver Party A’s goods to the place designated by Party A. If the product is lost during transportation, or the returned product is sold privately, compensation shall be made according to the original value of the product. Party A reserves the right to pursue legal responsibility as the case may be. Party B shall fulfill its obligation of cooperation. If the product is lost due to theft by Party B, it shall be dealt with according to “Article 6, Paragraph 2”.

v. Freight settlement

l. The freight of Party B’s goods carried by Party A shall be settled according to the type of goods and the agreed price.

2. During settlement, Party B shall apply to Party A for fee settlement with the delivery note and other valid documents signed by the receiving customer. In principle, the settlement shall be made at least once a month.

3. Party B agrees that the expenses incurred in the process of performance of the contract, such as cargo damage, cargo difference, cargo insurance, notification, assessment, etc., should be borne by Party B, and Party A shall directly deduct from the freight. After both parties check that the freight is correct, Party B will issue a formal invoice to Party A with the deducted amount, and Party A will pay within 7 working days after receiving the invoice from Party B. Party A has the right to delay the performance of payment obligations before receiving the qualified invoice issued by Party B, and such delay does not constitute a breach of contract.

4. If Party B fails to provide complete settlement procedures to Party A within the specified time and fails to settle the settlement within six months, it shall be deemed to have automatically waived the rights and interests of receivables.

5. Party B must ensure the freight settlement of its actual carrier, and shall not affect the normal production, work order and corporate reputation of Shuanghui Logistics or Shuanghui Factory due to the third-party freight settlement. Otherwise, Party A has the right to impose a penalty of RMB 1,000 per time on Party B, seriously cancel the contract, deduct the contract deposit and outstanding freight. If the production of the factory is affected, Shuanghui has the right to pursue its legal responsibility and economic losses.

vi. Special agreement

l. Party B shall not maliciously monopolize the transportation route, infringe Party A’s interests through improper means, or use fraudulent means to collect Party A’s freight charges.

2. If the driver or staff of Party B commits theft, if found once, Party B shall be punished with RMB 30,000, Party A shall have the right to deduct from Party B’s contract deposit or unsettled freight, and the full amount of contract deposit and unsettled freight is less than RMB 30,000 shall be deducted. In addition, Party A has the right to investigate the legal responsibility of relevant responsible persons, including criminal responsibility, and Party B shall fully cooperate.

3. Party B strictly prohibits smoking, drinking, fighting, and destroying property in the delivery factory. Otherwise, Party A has the right to deduct RMB 1,000 yuan/time from Party B’s security deposit or unsettled freight. If property losses are caused, Party B shall compensate in full , and Party A has the right to investigate the legal responsibility of the relevant responsible persons, including criminal responsibility, in accordance with the law.

4. Party B shall ensure that the carrier vehicle has complete documents and the driver has the corresponding driving qualifications. The above documents and qualifications must be legal and valid. If there are defects in the documents, qualifications, qualifications, etc., all legal consequences caused by the defects shall be fully borne by Party B, including but not limited to Insurance claims, administrative penalties, etc.

5. Party B shall not bribe Party A’s staff, otherwise Party A shall have the right to deduct RMB 5,000 per time from Party B’s deposit or unsettled freight; for vehicles with lead seals, the law enforcement officers who need to open the seals must record a video as required. Otherwise, Party A has the right to deduct RMB 500 yuan/time from Party B’s security deposit or unsettled freight.

vii. Emergency

After all accidents or emergencies (including but not limited to traffic accidents, theft or robbery, etc.) occur, Party B shall notify Party A within 30 minutes, deal with it in a timely manner according to Party A’s temporary requirements, and report the handling results to Party A every 2 hours side once until the end of the process. If Party A is not notified or not notified in time, a penalty of RMB 500 will be imposed, which will be deducted from Party B’s freight or security deposit.

viii. Linkage mechanism of freight and oil prices in transportation contracts

The benchmark oil price is the listed price of 0# diesel oil PetroChina (or Sinopec) where the tenderer is located on the contract start date, and the fuel cost is set to account for 25% of the transportation cost. The oil price is reviewed on the 1st of each month. If the national fuel price is adjusted by more than 5% compared with the benchmark oil price, the transportation price will be adjusted according to the ratio of “oil price increase and decrease * 25%” (after the adjustment). Freight rate = pre-adjusted freight rate +/- pre-adjusted freight rate * oil price fluctuation * 25%). If the conditions for adjusting the freight rate are met, Party A shall notify Party B through the “Notification Letter of Freight Rate Adjustment” as the basis for adjusting the contract freight rate.

ix. Contract security deposit

1. In order to ensure the performance of the contract, Party B must pay Party A a one-time contract deposit of RMB 500,000 (¥500,000) in accordance with Party A’s contract deposit payment standard before the signing of the contract. The security deposit will not bear interest during the preservation period of Party A.

2. After the contract expires, after Party A confirms that there are no remaining problems, Party B can apply for a refund of the contract deposit, with valid vouchers, and Party A should return it to Party B within 7 working days.

x. Contract Term and Termination

1. The term of this contract is from April 1, 2021 to March 31, 2022.

2. Party A has the right to terminate the contract when the following circumstances occur:

a. During the contract period, Party B proposes to terminate the contract in writing.

b. During the contract period, Party B refuses to perform the contract or is unable to perform the contract for more than 15 days.

c. During the contract period, Party B has serious violations such as food safety incidents, bribing Party A’s staff, malicious monopolization of transportation routes, infringing Party A’s interests through improper means, and using fraudulent means to collect Party A’s freight charges.

d. During the contract period, Party B arbitrarily retains the goods delivered by Party A for transportation.

e. During the contract period, if Party B fails to perform the contract normally, the penalty for breach of contract will be deducted from the security deposit. When the deducted amount exceeds 50% of the security deposit, Party B is unwilling to renew the contract security deposit.

3. If the contract is cancelled due to the circumstance in the preceding paragraph, Party A has the right to deduct the full contract deposit of [the supplier] for the breach of contract by Party B, and cancel all contracts with all subsidiaries and affiliated companies of [the shipper], within 2 years at least Do not participate in the business of the above-mentioned companies.

4. If the contract is terminated due to the circumstance of subparagraph c of paragraph 2 of this article, Party A has the right to request Party B to compensate for the loss or to compensate RMB 500,000 for liquidated damages (whichever is higher). The scope of compensation for loss of Party A under this contract includes the direct loss and indirect loss of Party A, including but not limited to the compensation, compensation, moral subsidy, litigation fee, preservation fee, appraisal fee, Notary fees, attorney fees, travel expenses, transportation expenses in the city, printing fees and other necessary expenses.

5. If the contract is terminated due to the circumstance of item d of paragraph 2 of this article, Party A shall have the right to require Party B to pay 30% of the value of the lien goods as liquidated damages.

6. During the contract period, there are no shipments for three consecutive months or the average monthly shipments are less than 2 trains (inclusive), Party B may file an application, and after negotiation between the two parties, the contract line will be cancelled and the deposit for the line will be refunded.

xi. Dispute Resolution

This contract is in duplicate, each party A and B hold one copy, which have the same legal effect. This contract will come into effect after it is signed and sealed by the authorized representatives of both parties. During the performance of the contract, if there is any dispute between the two parties, they should negotiate amicably.

xii. Others

1. All customers who sign a contract must sign a “Quality Commitment” at the same time. “Quality Commitment” is a valid annex to this contract.

2. For special transportation business requirements, both parties can sign a supplementary agreement as an annex to the contract.

3. During the execution of the contract, e-mails sent by both parties through email, WeChat, etc. have legal effect.

4. Before signing this contract, both parties have carefully read and fully understood all the terms and conditions, especially the terms that enhance Party B’s obligations and detract from Party B’s rights, and voluntarily accept the constraints of these terms.

xiii. Annexes to this contract

1. Annex 1 of the contract: “Calculation table for oil price changes”

2. Annex II of the contract: “Transportation Routes and Tariffs”

3. Annex III of the contract: “Quality Commitment”

Annex 1 of the contract

Oil price change calculation table

1.	Oil price review or adjustment time

Both parties are scheduled to review the oil price changes on the 1st day of each month during the contract period. If the oil price rises or falls by more than 5% as calculated in the table below, the two parties will calculate the freight according to the calculation method in Article 3 of this Annex from the month of the review date.

2.	Calculation table of oil price changes

Oil price statistics Oil category: No. 0 diesel

Month	Unit price (RMB/liter)	Code	Remark
contract start date		A	change%	formula
The second month of the contract		B		= (B-A)/A
The third month of the contract		C
The fourth month of the contract		D
The fifth month of the contract		E
The sixth month of the contract		F
The seventh month of the contract		G
The eighth month of the contract		H
The ninth month of the contract		I
The tenth month of the contract		J
The eleventh month of the contract		K
The twelfth month of the contract		L

The benchmark oil price is the listed price of Sinopec/CNPC where Party A is located on the contract start date or the last freight rate adjustment date, and both parties record the unit price on the 1st of each month.

3. Calculation formula of contract tariff adjustment

If the oil price fluctuation is greater than 5% according to the calculation result in the above table, the later freight rate can be calculated according to the following formula: adjusted freight rate = pre-adjusted freight rate +/- pre-adjusted freight rate * oil price fluctuation * 25%.

If the conditions for adjusting the freight rate are met, Party A shall notify Party B through the “Notice of Freight Rate Adjustment” as the basis for adjusting the contract freight rate.

Annex II of the contract

Transportation routes and tariffs

serial number	Area/Line	business type	Billing unit	settlement tariff	Billing tax rate
1	Ningbo - Nanning	Imported meat/imported corn	RMB / ton	598	9%
2	Ningbo - Qingyuan	Imported meat/imported corn	RMB / ton	488	9%
3	Ningbo - Yichang	Imported meat/imported corn	RMB / ton	438	9%
4	Shenzhen - Nanning	Imported meat/imported corn	RMB / ton	223	9%
5	Suzhou - Mianyang	Imported meat	RMB / ton	770	9%
6	Zhoushan - Jiyuan	Imported meat	RMB / ton	470	9%

Remarks: When the national VAT rate is adjusted, the settlement freight rate will be adjusted simultaneously.

①Transportation areas without special instructions include, in principle, all provincial-level administrative divisions that pass between the starting point and the destination of the product transportation line, including cities, districts, counties, townships, etc. under the jurisdiction of the administrative region; and the transportation line passes through the administrative region Distribution points within 20 kilometers along the way.

②The specific route is subject to the specific transportation plan issued by Party A, and Party B promises to accept and follow the transportation plan issued by Party A.

③The freight price is the fare including tax, and the settlement tonnage is carried out according to the net weight of the product (excluding packaging) indicated in the receipt certificate.

Annex III of the contract:

Quality Commitment

I voluntarily carry Shuanghui logistics business, strictly abide by the “Food Safety Law”, and make the following commitments:

1. The transport vehicles are clean and hygienic, no flammable and explosive dangerous goods are carried in the goods, and the goods are mixed with embargoed, harmful and poisonous goods stipulated by the state. , corrosion and other items that affect food safety

2. Comply with the rules and regulations of Shuanghui Factory and Shuanghui Logistics and the contract, and agree that Party A will manage and assess Party B’s vehicles and personnel in accordance with the relevant regulations and contract.

3. Strictly follow the requirements of Shuanghui Logistics for delivery, do not stop privately, and do not restock, reverse, join, transfer, or load other products.

4. Strictly control the temperature according to the requirements: the temperature of chilled products is -4°C~0°C, and the temperature of frozen products is below -15°C.

5. When the product has quality problems during the transportation, it must be pulled back to Party A’s factory, and Party B is prohibited from handling or selling it without permission.

6. Those who transfer products without permission, cause the interruption of the cold chain artificially, or cause mass quality accidents, will be blacklisted, all contract deposits will be deducted, and all losses will be borne.

I agree to abide by the above commitments.

Reminder: The information of the promiser must be consistent with the contract, the individual customer signs and fingerprints, and the company customer affixes the special seal of the contract.